FNCB DECLARES CASH DIVIDEND

The Board of Directors of First National Community Bancorp, Inc. has approved the payment of a regular fourth quarter dividend in the amount of 10 cents per share and a special year-end dividend of 3 cents per share, payable December 15th to shareholders of record on December 5, 2005.

As of September 30, 2005, the company reported total assets of $1 billion. Net income for the first three quarters of the year was $8.4 million which was $1.4 million, or 20%, higher than the same period of 2004. Cash dividend payments reflect the financial success of the company and were increased 14% per share from the $.36 per share paid in 2004.

The company’s subsidiary, First National Community Bank, operates sixteen community offices throughout the Lackawanna and Luzerne County marketplace.